Exhibit 99.1

inContact Reports Third Quarter 2011 Financial Results

Quarterly Highlights Include Record Software Revenue,

Up 21% Year-over-Year

SALT LAKE CITY – November 3, 2011 – inContact, Inc. (NASDAQ: SAAS), the leading provider of on-demand contact center software and contact center agent optimization tools, today reported financial results for the third quarter ended September 30, 2011.

Said Paul Jarman, inContact CEO, “I’m pleased to report that in the third quarter, we achieved both record consolidated and software segment revenue, as well as a 40% increase in bookings over third quarter of last year. In the third quarter, we closed 52 new and 15 expansion contracts for a total of 67 contracts. We continue to see the cloud momentum accelerate in our space, especially at the higher end of the market. Additionally, our investments in innovation on the inContact platform are yielding positive results, helping us extend our market leadership position through concerted sales and demand marketing efforts.”

Revenue

Consolidated revenue for the quarter ended September 30, 2011 was $22.2 million versus $20.3 million for the same period in 2010. This record consolidated revenue reflects an increase of $1.7 million in Software segment revenue and an increase of $135,000 in Telecom segment revenue over the same period in 2010. Software segment revenue totaled $10 million for the quarter ended September 30, 2011, an increase of 21% from Q3 2010. Q3 marks the second quarter in a row that telecom segment revenue has increased year-over-year, driven by increases in software-related telecom revenue, which now represents 60% of total telecom revenue.

Gross Margin

The Q3 Software segment gross margin was 55% versus 58% in Q2 2011, and excluding non-cash charges was 69% for the quarter. This decrease in gross margin is principally attributable to anticipated investments in our strategic international facilities and reseller programs, as well as higher non-cash depreciation and amortization. Certain of these investments included establishing the European cloud network, as well as building the back office and infrastructure to provide us with additional leverage as we scale up to support Siemens Enterprise Communications and other new partners. These investments are being made ahead of the $5 million in guaranteed revenue in 2012. Third quarter telecom gross margin was 25%.

Consolidated gross margin percentage was 39% in the third quarter compared to 43% for the same period in 2010. Gross margin was impacted principally by the planned Software segment investments mentioned above. On a cash basis, consolidated gross margin was 46% for the third quarter compared to 48% for the same period in 2010.

Net Results

Net loss for the three months ended September 30, 2011 was $3.2 million, or ($0.07) per share, as compared to a net loss of $1.3 million, or ($0.04) per share for the same period in 2010. This decrease in net results is primarily due to additional investment in our sales and marketing initiatives of approximately $1.5 million, and to a lesser extent, to lower gross profit due to the segment investments listed above.

EBITDAS

Earnings before interest, taxes, depreciation and amortization of stock-based compensation (“EBITDAS”) for the third quarter was ($590,000) versus $564,000 during the same period in 2010. EBITDAS for the quarter was impacted by the additional investments in our sales and marketing initiatives mentioned above, and to a lesser extent, lower gross profit. EBITDAS is a non-GAAP measure management believes provides important insight into our operating results (see reconciliation of non-GAAP measures below).

Jarman concluded, “During the quarter, we achieved sequential success in bookings, and pipeline and software revenue growth. We expanded our referral program and progressed our reseller efforts. As a result of our continued momentum, our partnership with Siemens Enterprise Communications, and our proactive investments, we are confident that we will achieve strong software revenue growth and associated gross margin improvement in 2012.”

CONFERENCE CALL INFORMATION

We will host a conference call to discuss our third quarter 2011 financial results later today at 4:30 p.m. Eastern time (1:30 p.m. Pacific).

Dial-In Number: 1-800-895-0198

International: +1-785-424-1053

Conference ID#: INCONTACT

An audio file of the call will be available after November 7, 2011 on the inContact Investor Relations website at http://investor.incontact.com, in the Webcasts and Presentations section. A replay of the call will be available via telephone after 7:30 p.m. Eastern time today and until November 10, 2011:

Toll-free replay number: 1-877-870-5176

International replay number: +1-858-384-5517

Replay Pin Number: 12326

Safe Harbor Statement under the Private Securities Litigation Reform Act of 1995

All statements included in this press release, other than statements or characterizations of historical fact, are forward-looking statements. These forward-looking statements are based on inContact’s current expectations, estimates and projections about inContact’s industry, management’s beliefs, and certain assumptions made by management, all of which are subject to change. Forward-looking statements can often be identified by words such as “anticipates,” “expects,” “intends,” “plans,” “predicts,” “believes,” “seeks,” “estimates,” “may,” “will,” “should,” “would,” “could,” “potential,” “continue,” “ongoing,” similar expressions, and variations or negatives of these words and include, but are not limited to, statements regarding projected results of operations and management’s future strategic plans. These forward-looking statements are not guarantees of future results and are subject to risks, uncertainties and assumptions that could cause our actual results to differ materially and adversely from those expressed in any forward-looking statement.

The risks and uncertainties referred to above include, but are not limited to, risks associated with inContact’s business model; our ability to develop or acquire, and gain market acceptance for new products, including our new sales and marketing and voice automation products, in a cost-effective and timely manner; the gain or loss of key customers; competitive pressures; its ability to expand operations; fluctuations in its earnings as a result of the impact of stock-based compensation expense; interruptions or delays in our hosting operations; breaches of our security measures; its ability to protect our intellectual property from infringement, and to avoid infringing on the intellectual property rights of third parties; and its ability to expand, retain and motivate our employees and manage its growth. Further information on potential factors that could affect our financial results is included in inContact’s Annual Report on Form 10-K, quarterly reports of Form 10-Q, and in other filings with the Securities and Exchange Commission. The forward-looking statements in this release speak only as of the date they are made. inContact undertakes no obligation to revise or update publicly any forward-looking statement for any reason.

INCONTACT, INC.

CONDENSED CONSOLIDATED BALANCE SHEETS - (Unaudited)

(in thousands)

	September 30, 2011	December 31, 2010
ASSETS
Current assets:
Cash and cash equivalents	$18,060	$10,321
Restricted cash	246	246
Accounts and other receivables, net of allowance for uncollectible accounts of $509 and $749, respectively	11,321	9,303
Other current assets	2,733	2,293

Total current assets	32,360	22,163

Property and equipment, net	18,219	12,041
Intangible assets, net	1,529	1,938
Goodwill	4,086	4,073
Other assets	425	370

Total assets	$56,619	$40,585

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Trade accounts payable	$6,372	$7,295
Accrued liabilities	1,925	2,079
Accrued commissions	1,233	1,058
Current portion of deferred revenue	1,306	898
Current portion of long-term debt and capital lease obligations	1,498	1,334
Warrant liability	—	246

Total current liabilities	12,334	12,910
Long-term debt and capital lease obligations	5,299	8,653
Deferred rent	195	286
Deferred revenue	151	34

Total liabilities	17,979	21,883
Total stockholders’ equity	38,640	18,702

Total liabilities and stockholders’ equity	$56,619	$40,585

INCONTACT, INC. CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS - (Unaudited) (in thousands, except per share data)
	Three months ended September 30,		Nine months ended September 30,
	2011	2010	2011	2010
Revenue:
Software	$10,015	$8,279	$28,852	$24,936
Telecom	12,137	12,002	36,378	36,910

Total revenue	22,152	20,281	65,230	61,846

Costs of revenue:
Software	4,488	3,029	12,071	8,706
Telecom	9,049	8,444	26,680	26,329

Total costs of revenue	13,537	11,473	38,751	35,035

Gross profit	8,615	8,808	26,479	26,811

Operating expenses:
Selling and marketing	6,641	5,120	17,738	13,873
Research and development	1,575	1,503	4,347	3,906
General and administrative	3,451	3,490	10,103	9,089

Total operating expenses	11,667	10,113	32,188	26,868

Loss from operations	(3,052)	(1,305)	(5,709)	(57)
Other income (expense):
Interest income	—	—	—	1
Interest expense	(59)	(82)	(337)	(198)
Change in fair value of warrants	—	83	(158)	419
Other expense	(42)	(1)	(58)	(4)

Total other (expense) income	(101)	—	(553)	218

(Loss) income before income taxes	(3,153)	(1,305)	(6,262)	161
Income tax expense	(17)	(14)	(48)	(41)

Net (loss) income	$(3,170)	$(1,319)	$(6,310)	$120

Net (loss) income per common share:
Basic	$(0.07)	$(0.04)	$(0.16)	$0.00
Diluted	$(0.07)	$(0.04)	$(0.16)	$0.00
Weighted average common shares outstanding:
Basic	43,836	35,069	39,238	34,951
Diluted	43,836	35,069	39,238	35,912

SEGMENT REPORTING

We operate under two business segments: Software and Telecom. The Software segment includes all monthly recurring revenue related to the delivery of our software applications plus the associated professional services and setup fees related to the software services product features. The Telecom segment includes all voice and data long distance services provided to customers.

For segment reporting, we classify operating expenses as either “direct” or “indirect”. Direct expense refers to costs attributable solely to either selling and marketing efforts or research and development efforts. Indirect expense refers to costs that management considers to be overhead in running the business. Management evaluates expenditures for both selling and marketing and research and development efforts at the segment level without the allocation of overhead expenses, such as rent, utilities and depreciation on property and equipment.

Operating segment revenues and profitability for the three and nine months ended September 30, 2011 and 2010 were as follows (in thousands, unaudited):

	Three months ended September 30, 2011			Three months ended September 30, 2010
	Software	Telecom	Consolidated	Software	Telecom	Consolidated
Revenue	$10,015	$12,137	$22,152	$8,279	$12,002	$20,281
Costs of revenue	4,488	9,049	13,537	3,029	8,444	11,473

Gross profit	5,527	3,088	8,615	5,250	3,558	8,808

Gross margin	55%	25%	39%	63%	30%	43%
Operating expenses:
Direct selling and marketing	5,428	856	6,284	4,001	859	4,860
Direct research and development	1,412	—	1,412	1,343	—	1,343
Indirect	3,193	778	3,971	2,981	929	3,910

Total operating expenses	10,033	1,634	11,667	8,325	1,788	10,113

(Loss) income from operations	$(4,506)	$1,454	$(3,052)	$(3,075)	$1,770	$(1,305)

	Nine months ended September 30, 2011			Nine months ended September 30, 2010
	Software	Telecom	Consolidated	Software	Telecom	Consolidated
Revenue	$28,852	$36,378	$65,230	$24,936	$36,910	$61,846
Costs of revenue	12,071	26,680	38,751	8,706	26,329	35,035

Gross profit	16,781	9,698	26,479	16,230	10,581	26,811

Gross margin	58%	27%	41%	65%	29%	43%
Operating expenses:
Direct selling and marketing	14,248	2,520	16,768	10,528	2,608	13,136
Direct research and development	3,886	—	3,886	3,426	—	3,426
Indirect	9,169	2,365	11,534	7,708	2,598	10,306

Total operating expenses	27,303	4,885	32,188	21,662	5,206	26,868

(Loss) income from operations	$(10,522)	$4,813	$(5,709)	$(5,432)	$5,375	$(57)

RECONCILIATION of NON-GAAP MEASURES:

“EBITDAS,” which is calculated as Earnings Before deductions for Interest, Taxes, Depreciation and Amortization, and Stock-Based Compensation and Consolidated and Software Segment Gross Margin excluding non-cash charges, which is calculated as Consolidated and Software Segment gross margin before deductions for Depreciation and Amortization and Stock-Based Compensation, are not measures of financial performance under generally accepted accounting principles (GAAP). EBITDAS and Consolidated and Software Segment Gross Margin excluding non-cash charges are provided for the use of the reader in understanding our operating results and is not prepared in accordance with, nor does it serve as an alternative to GAAP measures and may be materially different from similar measures used by other companies. While not a substitute for information prepared in accordance with GAAP, management believes that this information is helpful for investors to more easily understand our operating financial performance. Management also believes these measures may better enable an investor to form views of our potential financial performance in the future. These measures have limitations as analytical tools, and investors should not consider these measures in isolation or as a substitute for analysis of our results prepared in accordance with GAAP.

Reconciliation of EBITDAS to Net loss applicable to

common stockholders as it is presented on the Condensed Consolidated

Statements of Operations for inContact, Inc.

(in thousands - unaudited)

	Three months ended September 30,
	2011	2010
Net loss	$(3,170)	$(1,319)
Depreciation and amortization	1,954	1,348
Stock-based compensation	550	439
Interest expense, net	59	82
Income tax expense	17	14

EBITDAS	$(590)	$564

Reconciliation of Consolidated Gross Margin, excluding non-cash charges to

Consolidated Gross Margin as presented in Segment Reporting for inContact, Inc.

(in thousands - unaudited)

	Three months ended September 30, 2011		Three months ended September 30, 2010
	Gross Profit	Gross Margin	Gross Profit	Gross Margin
Consolidated gross profit and margin	$8,615	39%	$8,808	43%
Depreciation and amortization	1,547	7%	774	4%
Stock-based compensation	74	0%	64	0%

Consolidated gross profit and margin, excluding non-cash charges	$10,236	46%	$9,646	48%

Reconciliation of Software Segment Gross Margin, excluding non-cash charges to

Software Segment Gross Margin as presented in Segment Reporting for inContact, Inc.

(in thousands - unaudited)

	Quarter ended September 30, 2011
	Gross Profit	Gross Margin
Software segment gross profit and margin	$5,527	55%
Depreciation and amortization	1,274	13%
Stock-based compensation	71	1%

Software segment gross profit and margin, excluding non-cash charges	$6,872	69%

About inContact

inContact (NASDAQ:SAAS) helps contact centers around the globe create profitable customer experiences through its powerful portfolio of cloud-based contact center software solutions. The company’s services and solutions enable contact centers to operate more efficiently, optimize the cost and quality of every customer interaction, create new pathways to profit and ensure ongoing customer-centric business improvement and growth. To learn more, visit www.inContact.com.

Contacts:

Investor Contact:	General Contact:
Ingrid Ebeling	Heather Hurst
Investor Relations	Communications Director
415-445-3239	866-698-8911
heather.hurst@inContact.com

inContact® is the registered trademark of inContact, Inc.